Loan agreement

Borrower: Shenzhen Jin Sa Investment Development Co. Ltd. (SZJS)

Lender: Dandong LongSheng Horticulture Technology Co., Ltd (DL)

As there is good returns of investment in coal mine project, and the lender is a Chinese listed company in US Nasdaq market with good financing capacity. Two parties are agreed to conclude a loan contract as follow:

1 Loan amount

The lender (DL) loans to the borrower (SZJS) the amount of RMB 11,200,000.00, to be transferred on or before July 1, 2010.

2 Loan interest

By mutual consent, there is no interest bearing for this loan.

3 Loan usage and term

The loan period is 1 year, from July 1, 2010 to June 30, 2011. It is used for coal mine investment only.

4 Date of repayment and method of repayment

By mutual consent, if the borrower (SZJS) has over 25% profit return of investment as at July 1, 2011, the loan amount will be directly changed as investment capital. If the borrower (SZJS) fails in the investment, it has to repay the loan amount RMB11,200,000.00 to lender's appointed account.

5 Breach of contract

A) If the lender (DL) cannot transfer the money to borrower's bank account on time, it has to pay 0.01% interest to SZJS every day. The agreement would be terminated if the payment is delay over 30 days, and it is non refundable if the money has been paid.

B) If the borrower cannot repay the money or change the money into investment capital, it has to pay the fine as 3 times to the lender.

If the Borrower delays to pay the remuneration, it has to pay the lender 0.01% as fine. If the lender breaches the contract, it has to pay the borrower 3 times of paid amount as fine.

6 Valid period

The contract is valid since the date of signing and the valid period is 1 year.